Exhibit 10.1

September 11, 2022

Tania Secor
***@gmail.com

Re: Employment with Integral Ad Science, Inc.

Dear Tania
This letter sets forth the terms of your employment by Integral Ad Science, Inc. (the “Company”). We value the role that you can serve with the Company.

1. You will be the Chief Financial Officer (“CFO”), reporting to the Chief Executive Officer. In this capacity, you will have the responsibilities and duties consistent with such position. You will commence employment as early as possible. The Company recognizes that you have a 90-day notice period required by your current employer. You will make reasonable efforts to commence employment by October 28, 2022.

2. Your starting base salary will be $500,000 on an annualized basis, less deductions and withholdings required by law or authorized by you and will be subject to review annually for any increases or decreases (the “Base Salary”); provided, however, that any decreases shall not be greater than ten percent (10%) of your then current Base Salary and will only be implemented in conjunction with and in proportion to a general decrease affecting the executive management team. Your Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

3. You will be eligible to earn a discretionary target bonus of 100% of your Base Salary (the “Bonus”). The Bonus will be awarded at the sole discretion of the Board of Directors of the Company (the “Board”), based on the Board’s determination as to your achievement of predetermined thresholds which may include, but are not limited to, management by objectives (“MBOs”) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets. Payment of any bonus that is awarded with respect to a fiscal year shall be paid in the calendar year following the fiscal year in which such bonus was awarded.

4. You will be granted a sign-on cash award of $500,000, less deductions and withholdings required by law or authorized by you. This award will be paid in the last payroll cycle of February 2023. To be eligible for the cash award, you must not have resigned without Good Reason (as defined in Exhibit C) or been terminated by IAS for Cause (as defined in Exhibit C). Additionally, if you resign without Good Reason from IAS within a year of your start date with IAS, you will be required to repay IAS the full amount received.

5. You will be granted a one-time award with an aggregate value of $4,000,000. The award will be granted 50% as Restricted Stock Unites (RSUs) and 50% as Market Share Units (MSUs). The effective grant date will be the first of the month following your start date. If the first day of the month falls on a weekend, the first business day of the month that the market is open will be the effective date. The actual number of units granted will be based on the per share value of IAS common stock on the preceding business day closing price and rounded up to the nearest whole unit. Your award will vest over a 4-year period with 25% vesting on the first anniversary of the

Exhibit 10.1
grant and remaining amount in 12 equal installments of 6.25% each quarter, subject to your continued employment through the applicable vesting date. This on-time award will be governed by the IAS 2021 Omnibus Incentive Plan (the "Plan") and the award agreements which are attached in Exhibit D to this agreement.

In order to make you whole for the equity you are leaving behind to take the role as CFO of IAS; and, notwithstanding any term in the Plan or Award Agreement, in the event of a Change in Control (as defined in Exhibit C) within 12 months of your start date, the first 25% of the RSUs scheduled to vest on the first anniversary of the grant date shall become vested immediately upon such Change in Control and shall be treated the same as all other Company public holders of shares (meaning shall be purchased in the same manner as other shares by any person or entity acquiring such public Shares). More information about your award (including the award acceptance process, valuation details, and other terms and conditions) will be available in our employee stock plan portal, managed by Fidelity. On or around the 15th of the month of your grant date of your award, you will receive an email notification from Fidelity providing you with the steps on how to access our employee stock plan portal and accept the grant. For the avoidance of doubt, to the extent this Agreement contains any provisions that are more favorable regarding the acceleration for your award that conflict with the terms of the Plan or Award Agreement, the terms of this Agreement shall apply.

6.    You will continue to be eligible, subject to your continued employment by the Company to participate in our long-term incentive program. Your annual long-term incentive target will be $3,000,000. The first annual grant will be awarded to you at the same time as all other members of the executive team receive their 2023 annual grant which is expected to be during the second quarter of 2023. The award will be pursuant to the applicable plan document and would be subject to any terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in a separate agreement you would receive after any award is granted. The vesting, terms, and termination provisions with respect to your future awards will not be less favorable than those held by any member of the executive team.

7.    You will also be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company applicable to executive-level employees from time to time, so long as they remain generally available to the Company’s executive-level employees.

8.    There are some formalities that you need to complete as a condition of your continued employment:

•You must carefully consider and sign the Company’s standard “Employment and Restrictive Covenants Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

•So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

•You and the Company mutually agree that any disputes that may arise regarding

Exhibit 10.1
your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the Mandatory Arbitration Agreement set forth in Exhibit B.

8.    We also wish to remind you that, as a condition of your employment, you are expected to abide by the Company’s, and their direct and indirect subsidiaries’ policies and procedures, which policies and procedures will be made available to you and may be amended from time to time at the Company’s sole discretion, and employees will be notified of any amendments to such policies and procedures.

9.    Your employment with the Company is at-will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. Notwithstanding any provision to the contrary contained in Exhibit A, you shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company pays your Base Salary in lieu of the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

10.    If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason” not in connection with a Change in Control, you will be entitled to receive a severance payment (the “Severance Pay”) equal to 12 months of your then applicable Base Salary, payable in equal installments over the 12 month period following your termination, and, at the sole discretion of the Board, a pro-rated portion of any Bonus that may have been awarded to you during the fiscal year in which such termination occurs at the same performance payout as the pool for other senior executives but not greater than 100%, less deductions and withholdings required by law or authorized by you and subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and; your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of 12 months at the Company’s expense, provided that you are eligible and remain eligible for COBRA coverage; provided, further, that the Company’s obligation to subsidize COBRA premiums is contingent on the Company determining that such subsidies would reasonably be expected to not result in the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company under this Section 9 shall immediately cease.

Exhibit 10.1

11.    The Company will not be required to pay the Severance Pay unless(i) you execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than as set forth below) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees investors, agents or affiliates, including Vista, and you do not revoke such Release Agreement during any applicable revocation period, (ii) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment, and (iii) you have not breached the provisions of Sections 4 through 10 and 16 of Exhibit A, the terms of this letter or any agreement between you and the Company or the provisions of the Release Agreement. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination, and commencing on the first payroll date occurring after the effective date of the Release Agreement (if permitted by Code Section 409A), or otherwise commencing on the first payroll date occurring after the sixtieth (60th) day following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. Additionally, if the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the bonus portion shall be paid to you at the same time other senior executives receive their bonuses. The Release Agreement will not require you to release (A) the payments and benefits contemplated by this letter, (B) any rights to indemnification pursuant to any statute or governing documents of the Company, and (C) any claims which by law cannot be waived in a private agreement between an employer and employee. Further, the Release Agreement shall not contain any post-employment restrictive covenants that are greater in length or scope than those provided for herein.

12.    While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 9 of this letter and Section 3 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you as, ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

13.    Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

14.    It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check, including a drug screening process. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute forms authorizing such a background check.

15.    You will enter into an indemnification agreement with the Company on the same terms as the indemnification agreements the Company has entered into with the executive officers of the Company.

Exhibit 10.1

16.    This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to severance, employment or similar agreements, whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof. This Agreement and its exhibits shall be governed by the laws of the State of New York and any action brought under this Agreement shall be brought in the State of New York.

17.    In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

18.    Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes.

19.    The intent of the parties is that payments and benefits under this letter be exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In addition, the following shall apply:

(a)    In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)    Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)- month period measured from the date of such “separation from service”, and (ii) the date of your death, to the extent required under Code Section 409A.

(d)    For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Exhibit 10.1

(e)    Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

20.    The effective date of employment under the terms of this offer is your start date which we currently anticipate to be on or around October 28, 2022, subject to the 90-day notice period due to your current employer.

21.    If after you resign from your current employment and before you commence employment with the Company, the Company withdraws this offer to you other than for a reason that would constitute Cause, you will receive severance in the amount set forth in paragraph 10 (meaning $500,000 Severance Pay and 12 months subsidized COBRA).

Should you have anything that you wish to discuss, please do not hesitate to contact me.

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,
/s/ Lisa Nadler
Lisa Nadler
Chief Human Resources Officer

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Tania Sector	Date signed: 9/11/2022
Signature
Name: Tania Sector

LIST OF EXHIBITS

Exhibit A: Employment and Restrictive Covenants Agreement

Exhibit B: Mandatory Arbitration Agreement

Exhibit C: Certain Definitions

Exhibit D: RSU and MSU Award Agreements

Exhibit 10.1
EXHIBIT A

(To the Letter dated September 11, 2022)
Employment and Restrictive Covenants Agreement
This Employment and Restrictive Covenants Agreement (the “Agreement”) is made effective XXX (the “Effective Date”), by and between Integral Ad Science, Inc. (together with its affiliates and related companies, hereafter referenced as “Company”) and Tania Secor (hereafter referenced as “Employee” and together with the Company, each a “Party” and collectively, the “Parties”).

1.     PURPOSE. In connection with Employee’s employment by the Company (the “Employment”), Employee and the Company wish to set forth the terms and conditions under which Employee will be employed by the Company, and certain restrictions applicable to Employee as a result of the Employment with the Company. This Agreement is intended: to allow the parties to engage in the Employment, with the Company giving Employee access to the Company’s Customers, employees, and Confidential Information (as those terms are defined below); to protect the Company’s business, information, and relationships against unauthorized competition, solicitation, recruitment, use, or disclosure; and to clarify Employee’s legal rights and obligations, to the extent not set forth in the letter to which this Agreement is attached (the “Letter”). Capitalized terms used but not defined in this Agreement shall have the meanings indicated in the Letter or any other exhibit to the Letter, as applicable.

2.     THE BUSINESS OF THE COMPANY. The Company is engaged in the business of data collection and analytics, research and design, development, sales, licensing or marketing, relating to the provision of ad verification and related optimization services and software and/or the provision of related products, services and solutions, including a continuous program of research, development, production and marketing (collectively the “Business” of the Company). Employee acknowledges that the Company has a legitimate interest in protecting its Confidential Information, trade secrets, customer relationships, customer goodwill, employee relationships, and the special investment and training given to Employee.

3.     “AT-WILL” EMPLOYMENT AND OTHER
ACKNOWLEDGEMENTS.

(a)     Employee shall perform such duties or responsibilities as assigned to Employee from time to time. The Parties acknowledge that Employee’s Employment by the Company at all times is and shall remain “at will,” and may be terminated by either Party at any time, with or without notice and with or without Cause. Employee acknowledges that but for Employee’s execution of this Agreement, Employee would not be employed by the Company.

(b)     Employee acknowledges that Employee’s duties shall entail Employee’s contact with the Company’s Customers to whom Employee is introduced, to which Employee is assigned, whose accounts Employee shall oversee, or for which Employee otherwise is directly or indirectly responsible.

(c)     Employee further acknowledges that Employee will be given the use of the Company’s Confidential Information. Employee acknowledges that the Company’s goodwill with its Customers and Prospective Customers, as well as the Company’s Confidential Information, are among the most valuable assets of the Company’s Business. Accordingly, Employee hereby agrees, acknowledges, covenants, represents, and warrants that at all times during Employee’s Employment with the Company, Employee will faithfully perform Employee’s duties with the utmost loyalty to the Company, and will owe a fiduciary duty and duty of loyalty to the Company. Employee agrees that during the Employment, Employee will do nothing disloyal or adverse to the Company or the Company’s Business, or which creates any conflict of interest with the Company or the Business of

Exhibit 10.1
the Company. Employee will abide by the policies of the Company at all times during Employee’s Employment and acknowledges that the Company may unilaterally change its policies, practices, and procedures at any time, at the sole discretion of the Company.

(d)     Employee understands and acknowledges that all equipment, communication devices, physical property, documents, information, data bases, furniture, accessories, premises, and any other items provided to Employee while employed by Company, shall at all times remain the sole property of the Company, and as such, Employee shall have no reasonable expectation of privacy when using such items.

(e)     Employee acknowledges that Employee will be afforded an investment of time, training, money, trust, exposure to the public, or exposure to Customers, vendors, suppliers, investors, joint venture partners, or other business relationships of the Company during the course of the Employment, and Employee’s position gives Employee a high level of influence or credibility with the Company’s Customers, vendors, suppliers, or other business relationships. Employee understands and acknowledges that Employee will possess specialized skills, learning, abilities, Customer contacts, or Customer information by reason of working for the Company.

(f)     Employee acknowledges that, through Employee’s Employment with the Company, Employee may customarily and regularly solicit Customers and/or Prospective Customers for the Company, and/or engage in making sales or obtaining orders or contracts for products or services.

(g)     Employee understands that the Company has specifically instructed him/her to refrain from bringing to the Company any documents or materials or intangibles of a former employer or third party that are not in the public domain or have not been legally transferred or licensed to the Company, or that might constitute the confidential information or trade secrets of a prior employer. Employee agrees that when performing duties on behalf of the Company, he/she will not breach any invention assignment, proprietary information, confidentiality, noncompetition, nonsolicitation or other similar agreement with any former employer or other party.

4.     DUTY OF LOYALTY. Employee understands that his/her Employment and provision of services on behalf of the Company requires Employee’s undivided attention and effort. Accordingly, during Employee’s Employment, Employee agrees that he/she will not, without the Company’s express prior written consent, (a) engage in any other business activity, unless such activity is for passive investment purposes not otherwise prohibited by this Agreement and will not require Employee to render any services, (b) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Company, (c) take steps, alone or with others, to engage in competition with the Company in the future, or (d) appropriate for Employee’s own benefit business opportunities pertaining to the Company’s Business.

5.     INVENTIONS.

(a)     Prior Inventions. Attached hereto as Schedule 1 is a complete and accurate list describing all Inventions (as defined below) which were conceived, discovered, created, invented, developed and/or reduced to practice by Employee prior to the commencement of his/her Employment that have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”). If there are no such Prior Inventions, Employee shall initial Schedule 1 to indicate Employee has no Prior Inventions to disclose.

Exhibit 10.1

Employee acknowledges and agrees that if in the course of Employee’s Employment, Employee incorporates or causes to be incorporated into a Company product, service, process, file, system, application or program a Prior Invention, Employee will grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

(b)     Disclosure and Assignment of Inventions. Employee agrees to promptly disclose to the Company in writing all Inventions (as defined below) that Employee conceives, develops and/or first reduces to practice or creates, either alone or jointly with others, during the period of Employee’s Employment with the Company, and for a period of three (3) months thereafter, whether or not in the course of Employee’s Employment. Employee further assigns and agrees to assign all of Employee’s rights, title and interest in the Inventions to the Company. Employee understands that this Section 5(b) does not apply to Inventions that the Employee developed entirely on the Employee's own time without using the Company's equipment, supplies, facilities, Confidential Information or Trade Secrets, except for those Inventions that either: (i) relate at the time of conception or use to the Company's business, or actual or demonstrably anticipated research or development; or (ii) result from any work the employee performs for the Company.

(c)     In the event that the Company is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of any Invention, Employee hereby irrevocably designates and appoints the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in- fact to act for and on Employee’s behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Inventions, all with the same legal force and effect as if executed by Employee.

(d)     Use of Inventions. Employee acknowledges that he/she is not entitled to use the Inventions for Employee’s own benefit or the benefit of anyone except the Company without written permission from the Company, and then only subject to the terms of such permission. Employee further agrees that Employee will communicate to the Company, as directed by the Company, any facts known to Employee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or to be made and generally do everything possible for title to the Inventions to be clearly and exclusively held by the Company as directed by the Company.

(e)     For purposes of this Agreement, “Inventions” means, without limitation, any and all formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, know-how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses that (i) relate in any manner, whether at the time of conception, design or reduction to practice, to the Company’s

Exhibit 10.1
Business or its actual or demonstrably anticipated research or development; (ii) result from any work performed by Employee on behalf of the Company; or (iii) result from the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets.

Employee recognizes that Inventions or proprietary information relating to Employee’s activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by Employee, alone or with others, within three (3) months after termination of Employee’s Employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while Employee was employed by the Company. Accordingly, Employee agrees that such Inventions and proprietary information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during Employee’s Employment with the Company and are to be assigned to the Company pursuant to this Agreement and applicable law unless Employee has established the contrary by clear and convincing evidence.

(f)     Work for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s Employment are “works made for hire” under the Copyright Act of 1976 and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company specially commissions from Employee while Employee is employed also shall be deemed a work made for hire under the Copyright Act, and if for any reason such work cannot be so designated as a work made for hire, Employee agrees to and hereby assigns to the Company, as directed by the Company, all right, title and interest in and to said work(s). Employee further agrees to and hereby grants the Company, as directed by the Company, a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works Employee creates during Employee’s Employment. Employee understands that this Section 5(f) does not apply to Inventions that the Employee developed entirely on the Employee's own time without using the Company's equipment, supplies, facilities, Confidential Information or Trade Secrets, except for those Inventions that either: (i) relate at the time of conception or use to the Company's business, or actual or demonstrably anticipated research or development; or (ii) result from any work the employee performs for the Company.

(g)     Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s Employment on behalf of the Company. “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under applicable judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(h)     Applicability to Past Activities. To the extent Employee has been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), Employee agrees that if and

Exhibit 10.1
to the extent that, during the Prior Engagement Period: (i) Employee received access to any information from or on behalf of the Company that would have been proprietary information if Employee had received access to such information during the period of Employee’s Employment with the Company under this Agreement; or
(ii) Employee conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of Employee’s Employment with the Company under this Agreement, then any such information shall be deemed proprietary information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

6.     NONDISCLOSURE AGREEMENT.

(a)     Employee expressly agrees that, throughout the term of Employee’s Employment with the Company and at all times following the termination of Employee’s Employment from the Company, for so long as the information remains confidential, Employee will not use or disclose any Confidential Information disclosed to Employee by the Company, other than for the purpose to carry out the Employment for the benefit of the Company (but in all cases preserving confidentiality by following the Company’s policies and obtaining appropriate non- disclosure agreements). Employee shall not, directly or indirectly, use or disclose any Confidential Information to third parties, nor permit the use by or disclosure of Confidential Information by third parties. Employee agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or into the possession of any Competing Business or any persons other than those persons authorized under this Agreement to have such information for the benefit of the Company. Employee agrees to notify the Company in writing of any actual or suspected misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Employee’s attention. Employee acknowledges that if Employee discloses or uses knowledge of the Company’s Confidential Information to gain an advantage for Employee, for any Competing Business, or for any other person or entity other than the Company, such an advantage so obtained would be unfair and detrimental to the Company.

(b)    Employee expressly agrees that Employee’s duty of non-use and non- disclosure shall continue indefinitely for any information of the Company that constitutes a Trade Secret under applicable law, so long as such information remains a Trade Secret.

(c)     Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)    Nothing in this Agreement is intended to conflict with 18 U.S.C.
§ 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7.     RETURN OF COMPANY PROPERTY AND MATERIALS. Any
Confidential Information, trade secrets, materials, equipment, information, documents, electronic data, or other items that have been furnished by the Company to Employee in connection with the Employment are the exclusive property of the Company and shall be promptly returned to the

Exhibit 10.1
Company by Employee, accompanied by all copies of such documentation, immediately when the Employment has been terminated or concluded, or otherwise upon the written request of the Company. Employee shall not retain any copies of any Company information or other property after the Employment ends, and shall cooperate with the Company to ensure that all copies, both written and electronic, are immediately returned to the Company or permanently deleted, if in electronic form. Employee shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by Employee.

8.     LIMITED NONCOMPETE AGREEMENT. Employee expressly agrees that Employee will not (either directly or indirectly, by assisting or acting in concert with others) Compete with the Company during the Restricted Period within the Restricted Territory. Notwithstanding the foregoing, nothing herein shall prohibit Employee from:

(a) being a passive owner:

(i)     of not more than one percent (1%) of the outstanding stock of any class of securities of a publicly-traded corporation engaged in Competitive Services,

(ii)     of not more than five percent (5%) of the outstanding limited partnership interests or similar securities of any unaffiliated, third-party professional investment fund or investment vehicle, which shall not be deemed to be engaging in a Competitive Business solely by reason the business of any of its portfolio companies, so long as, in each instance, Employee has no other participation whatsoever in such investment fund or investment vehicle or their respective portfolio companies; or

(b) accepting employment or other engagement with any person or entity that has several divisions, only     certain of which provide Competitive Services, if Employee’s employment or engagement is with a division that does not provide Competitive Services, and Employee informs such employing or engaging person or entity of the restrictions and obligations set forth herein, (ii) does not perform any services relating to the Competitive Services during the Restricted Period, and (iii) otherwise complies with the terms of this Agreement.

9. NONSOLICITATION OF CUSTOMERS / PROSPECTIVE CUSTOMERS.
Employee expressly agrees that during the Restricted Period, Employee will not (either directly or indirectly, by assisting or acting in concert with others), on behalf of himself/herself or any other person, business, entity, including but not limited to on behalf of a Competing Business, call upon, solicit, or attempt to call upon or solicit any business from any Customer or Prospective Customer for the purpose of providing services substantially similar to the Services.

10. NONRECRUITMENT OF EMPLOYEES. Employee expressly agrees that during the Restricted Period, Employee will not, on behalf of himself/herself or any other person, business, or entity (either directly or indirectly, by assisting or acting in concert with others), solicit, recruit or hire, or attempt to solicit, recruit or hire, any of the Company’s employees, or encourage any of the Company’s employees to leave employment with the Company to work for a Competing

Exhibit 10.1
Business. For purposes of this Section 10, “Company employee” means any then current employee of the Company or any individual who was an employee of the Company in the twelve (12) month period preceding the solicitation, recruitment or hiring (or attempt thereof) by Employee.

11.     REASONABLENESS OF RESTRICTIONS. Employee agrees that the obligations set forth in this Agreement are necessary and reasonable in order to protect the Company’s legitimate business interests and (without limiting the foregoing) that the obligations set forth in Sections 8, 9 and 10 are necessary and reasonable in order to protect the Company’s legitimate business interests in protecting its Confidential Information, Trade Secrets, customer and employee relationships and the goodwill associated therewith.

12.     REMEDIES; INJUNCTIVE RELIEF; TOLLING.

(a)     Employee expressly agrees that due to the unique nature of the Company’s Confidential Information, and its relationships with its Customers and other employees, monetary damages would be inadequate to compensate the Company for any breach by Employee of the covenants and agreements set forth in this Agreement. Accordingly, Employee agrees and acknowledges that any such violation or threatened violation shall cause irreparable injury to the Company and that, in addition to any other remedies that may be available in law, in equity, or otherwise, the Company shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by Employee, without the necessity of proving actual damages; . and (iii) to recover any reasonable costs or attorneys’ fees, arising out of or in connection with any breach by Employee or enforcement action relating to Employee’s obligations under this Agreement; provided that in any such action in which the Company does not prevail, Employee shall be entitled to recover his/her reasonable costs or attorneys’ fees, arising out of or in connection therewith.

(b)     Notwithstanding the arbitration provisions contained herein or in the Letter, or anything else to the contrary in this Agreement, Employee understands that the violation of any restrictive covenants of this Agreement may result in irreparable and continuing damage to the Company for which monetary damages will not be sufficient, and agrees that Company will be entitled to seek, in addition to its other rights and remedies hereunder or at law, and both before or while an arbitration is pending between the parties under this Agreement, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration.

(c)     The Restricted Period as defined in this Agreement shall be extended by the length of any actual breach or violation of the restrictive covenants of this Agreement.

13.     DEFINITIONS. For all purposes throughout this Agreement, the terms defined below shall have the respective meanings specified in this Section.

(a)    “Customer” of the Company shall mean any business or entity with which Employee had Material Contact, for the purpose of providing Services, during the twelve (12) months preceding Employee’s termination date.

(b)     “Compete” shall mean to provide Competitive Services, whether Employee is acting on behalf of himself/herself, or in conjunction with or in concert with any other entity, person, or business, including activities performed while working for or on behalf of a Customer.

Exhibit 10.1

(c)     “Competitive Services” shall mean the business of data collection and analytics, research and design, development, sales, licensing or marketing, relating to the provision of ad verification and related optimization services and software and/or the provision of related products, services and solutions, including a continuous program of research, development, production and marketing, conducted, authorized, or offered by the Company or any predecessor within the two (2) years prior to the termination of Employee’s Employment.

(d)     “Competing Business” shall mean any entity, including but not limited to any person, company, partnership, corporation, limited liability company, association, organization or other entity, that provides Competitive Services.

(e)     “Confidential Information” shall mean sensitive business information having actual or potential value to the Company because it is not generally known to the general public or ascertainable by a Competing Business, and which has been disclosed to Employee, or of which Employee will become aware, as a consequence of the Employment with the Company, including any information related to: the Company’s investment strategies, management planning information, business plans, operational methods, market studies, marketing plans or strategies, patent information, business acquisition plans, past, current and planned research and development, formulas, methods, patterns, processes, procedures, instructions, designs, inventions, operations, engineering, services, drawings, equipment, devices, technology, software systems, price lists, sales reports and records, sales books and manuals, code books, financial information and projections, personnel data, names of customers, customer lists and contact information, customer pricing and purchasing information, lists of targeted prospective customers, supplier lists, product/service and marketing data and programs, product/service plans, product development, advertising campaigns, new product designs or roll out, agreements with third parties, or any such similar information.

Confidential Information shall also include any information disclosed to the Company by a third party (including, but not limited to, current or prospective Customers) that the Company is obliged to treat as confidential.

Confidential Information may be in written or non-written form, as well as information held on electronic media or networks, magnetic storage, cloud storage service, or other similar media. The Company has invested and will continue to invest extensive time, resources, talent, and effort to develop its Confidential Information, all of which generates goodwill for the Company. Employee acknowledges that the Company has taken reasonable and adequate steps to control access to the Confidential Information and to prevent unauthorized disclosure, which could cause injury to the Company. This definition shall not limit any broader definition of “confidential information” or any equivalent term under applicable state or federal law.

(f)     “Material Contact” shall mean actual contact between Employee and a Customer with whom Employee dealt on behalf of the Company; or whose dealings with the Company were coordinated or supervised by Employee; or who received goods or services from the Company that resulted in payment of commissions or other compensation to Employee; or about whom Employee obtained Confidential Information because of Employee’s Employment with the Company.

(g)     “Prospective Customer” shall mean any business or entity with whom Employee had Material Contact, for the purpose of attempting to sell or provide Services, and to whom Employee provided a bid, quote for Services, or other Confidential Information of the Company, during the twelve (12) months preceding Employee’s termination date.

Exhibit 10.1

(h)     “Restricted Period” shall mean the entire term of Employee’s Employment with the Company and a one (1) year period immediately following the termination of Employee’s Employment, unless otherwise delineated or described in the “end notes and exceptions” at the end of this Agreement.

(i)     “Restricted Territory” shall mean the geographic area in which or with respect to which Employee provided or attempted to provide any Services or performed operations on behalf of the Company as of the date of termination or during the twelve (12) months preceding Employee’s termination date.

(j)     “Trade Secrets” shall mean the business information of the Company that is competitively sensitive and which qualifies for trade secrets protection under applicable trade secrets laws, including but not limited to the Defend Trade Secrets Act. This definition shall not limit any broader definition of “trade secret” or any equivalent term under any applicable local, state or federal law.

(k)     “Services” shall mean the types of work product, processes and work- related activities relating to the Business of the Company performed by Employee during the Employment.

14.     RESERVED.

15.     NOTICE OF VOLUNTARY TERMINATION OF EMPLOYMENT. Unless
otherwise stated in the Letter, Employee agrees to use reasonable efforts to provide the Company fourteen (14) days written notice of Employee’s intent to terminate Employee’s Employment; provided, however, that this provision shall not change the at- will nature of the employment relationship between Employee and the Company. It shall be within the Company’s sole discretion to determine whether Employee should continue to perform services on behalf of the Company during this notice period.

16.     NOTIFICATION OF NEW EMPLOYER. Before Employee accepts employment or enters into any consulting, independent contractor, or other professional or business engagement with any other person or entity while any of the provisions of Sections 8, 9 or 10 of this Agreement are in effect, Employee will provide such person or entity with written notice of the provisions of Sections 8, 9 and/or 10 and will deliver a copy of that notice to the Company. While any of Sections 8, 9 and/or 10 of this Agreement are in effect, Employee agrees that, upon the request of the Company, Employee will furnish the Company with the name and address of any new employer or entity for whom Employee will provide contractor or consulting services, as well as the capacity in which Employee will be employed or otherwise engaged. Employee hereby consents to the Company’s notifying Employee’s new employer about Employee’s responsibilities, restrictions and obligations under this Agreement.

17.     WITHHOLDING. To the extent allowed by applicable law, Employee agrees to allow the Company to deduct from the final paycheck(s) any amounts due as a

Exhibit 10.1

result of the Employment, including, but not limited to, any expense advances or business charges incurred on behalf of the Company, charges for property damaged or not returned when requested, and any other charges incurred that are payable to the Company. Employee agrees to execute any authorization form as may be provided by Company to effectuate this provision.

18.     NO INTELLECTUAL PROPERTY RIGHTS GRANTED. Nothing in this
Agreement shall be construed as granting to Employee any rights under any patent, copyright, or other intellectual property right of the Company, nor shall this Agreement grant Employee any rights in or to Confidential Information of the Company other than the limited right to review and use such Confidential Information solely for the purpose of participating in the Employment for the benefit of the Company.

19.     SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns and licensees. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee; however, the Company may assign its rights hereunder without Employee’s consent, in connection with any sale, transfer or other disposition of any or all of its business or assets.

20.    SEVERABILITY AND REFORMATION. Employee and the Company agree that if any particular sections, paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court, arbitrator, or other tribunal to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the Parties and in favor of providing maximum reasonable protection to the Company’s legitimate business interests. Such modification shall not affect the remaining provisions of this Agreement. If such provisions cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable. Sections 8, 9 and 10 and each restrictive covenant within them are intended to be divisible and to be interpreted and applied separately and independently.

21.     ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with each agreement specifically referred to herein as having a continuing effect (including the Letter and any other exhibit to the Letter) contains the entire agreement between the Parties relating to the subject matters contained herein. No term of this Agreement may be amended or modified unless made in writing and executed by both Employee and an authorized agent of the Company. This Agreement replaces and supersedes all prior representations, understandings, or agreements, written or oral, between Employee and the Company with regard to restrictive covenants, post-employment restrictions, and mandatory arbitration.

22.     WAIVER. Failure to fully enforce any provision of this Agreement by either Party shall not constitute a waiver of any term hereof by such Party; no waiver shall be recognized unless expressly made in writing, and executed by the Party that allegedly made such waiver.

23.     CONSTRUCTION. The Parties agree that this Agreement has been reviewed by each Party, each Party had an opportunity to make suggestions about the provisions of the Agreement, and each Party had sufficient opportunity to obtain the advice of legal counsel on matters of contract interpretation, if desired. The Parties agree that this Agreement shall not be construed or interpreted more harshly against one Party merely because one Party was the original drafter of the Agreement.

24.    COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute

Exhibit 10.1

one and the same legally recognized instrument.

25.    THIRD-PARTY BENEFICIARIES. Employee     specifically acknowledges and agrees that the direct and indirect subsidiaries, parents, owners, and affiliated companies of the Company are intended to be beneficiaries of this Agreement and shall have every right to enforce the terms and provisions of this Agreement in accordance with the provisions of this Agreement.

26.     NOTICES. Notices regarding this Agreement shall be sent via email or to the mailing addresses of the Parties as set forth in the signature block to this Agreement.

27.     GOVERNING LAW AND FORUM SELECTION. This Agreement shall be governed by and construed in accordance with the Federal Arbitration Act. Any non-arbitration- related issues shall be resolved under the substantive laws and in the jurisdiction of the state where Employee most recently worked for the Company.

28.     ENDNOTES AND EXCEPTIONS. Certain of the foregoing provisions of this Agreement are hereby modified in certain states as described in the following Sections and Subsections:

(a)     Section 6: the “Nondisclosure Agreement” shall apply not for the entire time period following Employee’s Employment, but rather shall apply only during the Restricted Period in the following states: Arizona, Florida, Illinois, Indiana, New Jersey, Virginia and Wisconsin. Additionally, to the extent Section 6.a applies in Wisconsin to Confidential Information that does not constitute a trade secret under applicable law, it shall apply only in geographic areas where the unauthorized disclosure or use of Confidential Information would be competitively damaging to the Company.
(b)    Section 9: the “Nonsolicitation of Customers/Prospective Customers” provision shall apply not to any Prospective Customer, but rather shall apply only to any Customer, in the following states: Wisconsin. Additionally, in Wisconsin, Section 9 shall not apply to “attempts.”

(c)     Section 10: “Nonrecruitment of Employees” shall not apply in Wisconsin. The Restricted Period for the nonrecruitment of Company employees in Section 10 shall be eighteen (18) months in the following states: Alabama.

(d)     Section 12: The final sentence of Section 12 shall not apply in the following states: Arkansas, Louisiana, and Wisconsin.

(e)     Section 13(e): “Confidential Information” The definition of Confidential Information shall include only information that has actual value to the Company in the following state: Wisconsin.

[Remainder of page intentionally left blank.
Signatures on following page.]

Exhibit 10.1

The Parties have executed this Employment and Restrictive Covenants Agreement, which is effective as of the Effective Date written above.

For Employee:	For Company:
Signature: /s/ Tania Secor	Signature: /s/ Lisa Nadler
Printed Name: Tania Secor	Printed Name: Lisa Nadler
Address: __________	Address: __________
Email: ***@gmail.com	Title: Chief Human Resources Officer
Date: 9/11/2022	Date: 9/11/2022

Exhibit 10.1
Schedule 1
(List of Employee’s Prior Inventions)

    By initialing here, I represent and warrant that I have no Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

OR

    Below is a complete and accurate list of Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

For Employee:
Signature: /s/ Tania Secor
Printed Name: Tania Secor
Address: ____________
Email: ***@gmail.com
Date: 9/11/2022

Exhibit 10.1
EXHIBIT B

(To the Letter dated September 11, 2022)

MANDATORY ARBITRATION AGREEMENT

This Mandatory Arbitration Agreement (the “Arbitration Agreement”) is made effective XXXX (the “Effective Date”), by and between Integral Ad Science, Inc. (together with its affiliates and related companies, hereafter referenced as “Company”) and Tania Secor (hereafter referenced as “Employee” and together with the Company, each a “Party” and collectively, the “Parties”).

A Party may bring an action in court to obtain a temporary restraining order, injunction, or other equitable relief available in response to any violation or threatened violation of the restrictive covenants set forth in this Agreement. Otherwise, Employee expressly agrees and acknowledges that the Company and Employee will utilize binding arbitration to resolve all disputes that may arise out of the Employment, which shall include the following:

1.     Both the Company and Employee hereby agree that any claim, dispute, and/or controversy between Employee and the Company (or its owners, directors, officers, managers, employees, agents, insurers and parties affiliated with its employee benefit and health plans), arising from, related to, or having any relationship or connection whatsoever to the Employment, shall be submitted to and determined exclusively by binding arbitration before the American Arbitration Association (“AAA”) under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.), in conformity with the Federal Rules of Civil Procedure and pursuant to the AAA’s Employment Rules. Included within the scope of this Agreement are all disputes including, but not limited to, any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, constructive discharge, failure to grant leave, failure to reinstate, failure to accommodate, tortious conduct, breach of contract, and/or any other claims Employee may have against the Company for any exemption misclassification, unpaid wages or overtime pay, benefits, payments, bonuses, commissions, vacation pay, leave pay, workforce reduction payments, costs or expenses, emotional distress, pain and suffering, or other alleged damages arising out of the Employment or termination. Also included are any claims based on or arising under Title VII of the Civil Rights Act of 1964, 42 USC Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Sarbanes-Oxley, all as amended, or any other state or federal law or regulation, equitable law, or otherwise relating in any way to the employment relationship.

2.     The arbitration proceeding shall be conducted in the State of New York, County of New York.

3.     Nothing herein, however, shall prevent Employee from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission or similar state agency (although if Employee chooses to pursue any type of claim for relief following the exhaustion of such administrative remedies, such claim would be subject to resolution under these mandatory arbitration provisions). In addition, nothing herein shall prevent Employee from filing an administrative claim for unemployment benefits or workers’ compensation benefits.

4.     Nothing in the confidentiality or nondisclosure or other provisions of this Agreement shall be construed to limit Employee’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating

Exhibit 10.1

communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Employee’s Employment, or this Agreement. Employee is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications. Employee also understands that Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (i) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that disclosure of trade secrets to attorneys, in legal proceedings if disclosed under seal, or pursuant to court order is also protected under 18 U.S. Code §1833 when disclosure is made in connection with a retaliation lawsuit based on the reporting of a suspected violation of law.

5.     In addition to any other requirements imposed by law, the arbitrator selected shall be a qualified individual mutually selected by the Parties, and shall be subject to disqualification on the same grounds as would apply to a judge. All rules of pleading, all rules of evidence, all statutes of limitations, all rights to resolution of the dispute by means of motions for summary judgment, and judgment on the pleadings shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. Likewise, all communications during or in connection with the arbitration proceedings are privileged. The arbitrator shall have the authority to award appropriate substantive relief under relevant laws, including the damages, costs and attorneys’ fees that would be available under such laws.

6.     Employee’s initial share of the arbitration fee shall be in an amount equal to the filing fee as would be applicable in a court proceeding, or $100, whichever is less. Beyond the arbitration filing fee, the non-prevailing party as determined by the arbitrator will bear all other fees, expenses and charges of the arbitrator.

7.     Employee understands and agrees that all claims against the Company must be brought in Employee’s individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. Employee understands that there is no right or authority for any dispute to be heard or arbitrated on a collective action basis, class action basis, as a private attorney general, or on bases involving claims or disputes brought in a representative capacity on behalf of the general public, on behalf of other Company employees (or any of them) or on behalf of other persons alleged to be similarly situated. Employee understands that there are no bench or jury trials and no class actions or representative actions permitted under this Agreement. The arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the arbitrator have the power to hear an arbitration as a class action, collective action, or representative action. The interpretation of this subsection shall be decided by a judge, not the arbitrator.

8.     Employee and Company agree to the following procedures:

(a)     Prior to the service of an Arbitration Demand, the parties shall negotiate in good faith for a period of thirty (30) days in an effort to resolve any arbitrable dispute privately, amicably and confidentially. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by either Party or their representatives will be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or

Exhibit 10.1
discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in negotiations pursuant to this Section 8.

(b)    If negotiations fail, to commence an arbitration pursuant to this Agreement, a Party shall serve a written arbitration demand (the “Demand”) on the other Party by hand delivery, email or via overnight delivery service (in a manner that provides proof of receipt by the respondent). The Demand shall be served before expiration of the applicable statute of limitations. The Demand shall describe the arbitrable dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind.

(c)     If respondent does not provide a written Response to the Demand, all allegations will be considered denied.

(d)    The Parties shall confer in good faith to attempt to agree upon a suitable arbitrator, and if unable to do so, they will select an arbitrator from the AAA’s employment arbitration panel for the area.

(e)    Any award or portion thereof, whether preliminary or final, will be based on and accompanied by a written opinion signed by the arbitrator and will contain findings of fact, conclusions of law and the reasons upon which the award or portion thereof is based.

9.     Employee understands, agrees, and consents to this binding arbitration provision, and Employee and the Company hereby each expressly waive the right to trial by jury of any claims arising out of Employment with the Company.

Exhibit 10.1

10.    By initialing below, Employee acknowledges that Employee has read, understands, agrees and consents to this binding Arbitration Agreement, including the class action waiver. Employee’s Initials: /s/ TS

The Parties have executed this Arbitration Agreement, which is effective as of the Effective Date written above.

For Employee:	For Company:
Signature: /s/ Tania Secor	Signature: /s/ Lisa Nadler
Printed Name: Tania Secor	Printed Name: Lisa Nadler
Email: ***@gmail.com
Date: 9/11/2022
Title: Chief Human Resources Officer
Date: 9/11/2022

Exhibit 10.1

EXHIBIT C

(To the Letter dated September 11, 2022)

Certain Definitions

“Cause” means any of the following:

(i)    a material failure by you to perform your primary responsibilities or duties to the Company under this letter or those other lawful and material responsibilities or duties as reasonably requested from time to time by the Board, after written demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties and the expected correction, and such failure, if susceptible of cure, has not been cured for a period of forty-five (45) days after you receive notice from the Board;

(ii)    your willful engagement in conduct which you know at the time to be illegal and that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm, the standing and reputation of the Company;

(iii)    your conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm, the standing and reputation of the Company;

(iv)    a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Sections 4 through 10 and 16 of the Employment and Restrictive Covenants Agreement (to the extent any such provisions are then lawful and enforceable), or any other material written agreement between you and the Company;

(v)    willful and material fraud or gross negligence after written demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties and the expected correction, and such failure, if susceptible of cure, has not been cured for a period of forty-five (45) days after you receive notice from the Board; or

(vi)    excessive and unreasonable absences from your duties for any reason (excluding any reasonable vacation periods, other than an authorized leave as permitted by law, or as a result of your Disability (as defined below)).

“Change in Control” shall have the meaning provided in the Plan.

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, as a result of any mental or physical disability or incapacity for an extended period of not less than one hundred eighty (180) consecutive calendar days, as determined in the sole discretion of the Company.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur without your written consent:

(i)    a material, adverse change in your duties, responsibilities or reporting structure with the Company;

Exhibit 10.1

(ii)    (A) any reduction in your then current Base Salary that is not implemented in conjunction with and in equal proportion to a general decrease affecting the executive management team or (B) a reduction in your then current Base Salary by more than ten percent (10%) in conjunction with a general decrease affecting the entire executive management team;

(iii)    A relocation of your primary place of work by more than fifty (50) miles; or

(iv)    the material breach by the Company of this letter or any other employment agreement between you and the Company;

provided, however, that in each case above, you must (a) first provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such event, specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within thirty (30) days following your delivery to the Company of such written notice, and (c) actually resign your employment within thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.

Exhibit 10.1
EXHIBIT D

(To the Letter dated September 11, 2022)
RSU and MSU Award Agreements

Exhibit 10.1
Confidential
April 2022 Form

INTEGRAL AD SCIENCE HOLDING CORP.
RSU AWARD NOTICE

Pursuant to the terms and conditions of the Integral Ad Science Holding Corp. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), Integral Ad Science Holding Corp., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) an award of RSUs set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A, including the additional terms and conditions for certain countries, as set forth in the appendix attached thereto (the “Appendix” and, together, the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.

Type of Award: Other Share-Based Award under Article X of the Plan.

Participant: [●]

Grant Date: [●]

Total Number of RSUs: [●]

Vesting Schedule [●]

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement, and this Restricted Stock Unit Award Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan, and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice. You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan, or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Grant Notice as of the date first written above.

INTEGRAL AD SCIENCE HOLDING CORP.

By:
Name: Lisa Nadler
Title: Chief Human Resources Officer

[Participant]

[Signature Page to Restricted Stock Unit Award Notice]

Exhibit 10.1

Exhibit 10.1
INTEGRAL AD SCIENCE HOLDING CORP.
RSU AWARD AGREEMENT

THIS RSU AWARD AGREEMENT (this “Agreement”) is entered into by and between the Company and the Participant as of the Grant Date set forth in the Grant Notice to which this Agreement is attached. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.

WHEREAS, the Plan provides for the grant of Other Share-Based Awards; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its members to grant the Participant an Other Share-Based Award in the form of RSUs on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:

1.     Grant of RSUs.

(a)     Grant. The Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan.

(b)     Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

2.     Vesting. The RSUs shall become vested in accordance with the schedule set forth in the Grant Notice.

3.    Settlement. The Company shall issue one Share to the Participant for each RSU that becomes vested hereunder within 30 days following the date on which such RSU becomes vested. Notwithstanding the foregoing, if the Participant is employed and/or resides outside of the United States, the Company, in its sole discretion, may provide for the settlement of the RSUs in the form of (a) a cash payment (in an amount equal to the Fair Market Value of the Shares that correspond to the vested RSUs) to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require the Participant, or the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in the Participant’s country of employment and/or residency, (iii) would result in adverse tax consequences for the Participant or the Company or any of its Affiliates or (iv) is administratively burdensome; or (b) Shares, but require the Participant to sell such Shares immediately or within a specified period following the Participant’s Separation from Service (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf).

Exhibit 10.1
4.    Forfeiture. If, prior to the settlement of the RSUs as set forth in Section 3, (a) the Participant incurs a Separation from Service for any reason, (b) the Participant materially breaches this Agreement, or (c) the Participant fails to meet the tax withholding obligations described in Section 6, the Participant shall immediately and automatically forfeit all of the Participant’s rights in respect of the RSUs.

5.     Change in Control. Except to the extent Substitute Awards are granted in assumption of, or in substitution for, any then unvested RSUs granted hereunder, in the event of a Change in Control, if a Participant incurs a Separation from Service within six (6) months following such Change in Control, 100% of any then unvested RSUs granted hereunder shall immediately become fully vested and non-forfeitable, provided that the Participant remains in continuous Service from the Grant Date through the occurrence of the Change in Control.

6.     Rights as Stockholder; Dividend Equivalents. Until such time as the RSUs have been settled pursuant to Section 3, the Participant shall have no rights as a stockholder, including, without limitation, any right to dividends or other distributions or any right to vote. Notwithstanding the foregoing, if the Company declares any cash dividend the record date of which occurs while the RSUs are outstanding, the Participant shall be credited a dividend equivalent in an amount equal to the dividend that would have been paid on the Shares underlying the RSUs had such shares been outstanding on such record date. Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying RSU with respect to which they accrue, and shall, if the underlying RSU vests, be paid on the date on which such RSU is settled in accordance with Section 3. For purposes of clarity, if the RSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the dividend equivalents, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the dividend equivalents between the declaration and payment of the applicable dividends and the settlement of the dividend equivalents.

7.    Taxes.

(a)    The Participant acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Affiliate that employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant even if technically due by the Company or an Affiliate (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Exhibit 10.1

(b)    To the extent that Tax-Related Items are payable, the Participant shall make arrangements satisfactory to the Company regarding the payment of any Tax-Related Items in respect of this Award or the Company may mandate the method for satisfying Tax-Related Items, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares (which is not subject to any pledge or other security interest), net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If the Participant fails to satisfy such Tax-Related Items, the Company may refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement. If such Tax-Related Items are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender approximately equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for Tax-Related Items that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. If the obligation for Tax-Related Items is satisfied through net settlement, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Participant will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision. In the event of over- withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.

(c)    The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

8.    Non-Transferability. The RSUs may not, at any time prior to being settled, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant, other than by will or by the laws of descent and distribution. Any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company.

9.    Miscellaneous.

(a)    Clawback. All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or

Exhibit 10.1
similar policy or any Applicable Law related to such actions, as may be in effect from time to time. The Participant acknowledges and expressly agrees to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Grant Date (including the forfeiture, clawback, and detrimental conduct terms contained in Section 13.22 of the Plan as of the Grant Date (and any successor terms)), and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(b)    Compliance with Laws. The grant of RSUs and the issuance of Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act, and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation, or exchange requirement applicable thereto. No shares of Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, shares of Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Common Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
(c)    Not a Public Offering. If the Participant is employed or resident outside the United States, the grant of the RSUs is not intended to be a public offering of securities in the Participant’s country of employment (or country of residence, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

(d)    Insider Trading; Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares, during such times the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the

Exhibit 10.1
Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and that the Participant should therefore consult his or her personal advisor on this matter.

(e)    Repatriation; Compliance with Law. The Participant agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Participant’s country of employment (and country of residence, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and/or regulations in the Participant’s country of employment (and country of residence, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and/or regulations in his or her country of employment (and country of residence, if different).

(f)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, and heirs of the Participant.

(g)    No Waiver; Amendment. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach. This Agreement may be amended at any time by the Committee, except that no amendment may, without the Participant’s consent, materially impair the Participant’s rights under the Award.

(h)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(i)    Nature of Grant. In accepting the RSUs, the Participant acknowledges and agrees that:

(i)    the Plan is established voluntarily by the Company, it is
discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(ii)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs or other awards have been granted in the past;

Exhibit 10.1

(iii)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(iv)     the Participant’s participation in the Plan is voluntary;

(v)    the RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any of its Affiliates and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate the Participant’s employment relationship (as otherwise may be permitted under local law);

(vi)    unless otherwise agreed with the Company, the RSUs and any Shares acquired upon settlement of the RSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Subsidiary or Affiliate;

(vii)    the RSUs and any Shares acquired under the Plan and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any of their Affiliates;

(viii)    the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(ix)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s Separation from Service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the RSUs, the Participant agrees not to institute any claim against the Company or the Employer;

(x)    for purposes of the RSUs, the Participant’s employment will be considered terminated as of the date the Participant is no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or service agreement, if any), and unless otherwise determined by the Company, the Participant’s right to vest in the RSUs will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or service agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of his or her Award (including whether the Participant may still be considered to be providing service while on a leave of absence);

(xi)    the RSUs and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by

Exhibit 10.1

the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(xii)    if the Participant’s local currency is different than the U.S. dollar, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the RSUs or any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

(j)    Unfunded Plan. The award of RSUs is unfunded and the Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligations, if any, to issue Shares pursuant to this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.

(k)    Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any additional or different terms and conditions set forth in the Appendix to this Agreement for certain country or countries (the “Appendix”). Moreover, if the Participant relocates to any country included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons or the Company may establish additional terms to facilitate the Participant’s relocation. The Appendix constitutes part of this Agreement.

(l)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m)    Entire Agreement. This Agreement (including the Appendix), the Grant Notice, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations with respect thereto.

(n)    Bound by the Plan. By signing this Agreement, the Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. In the event of any conflict between the Plan and this Agreement, this Agreement shall control.

(o)    Governing Law. The Participant acknowledges and expressly agrees to the governing law terms of Section 13.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 13.10 of the Plan (and any successor terms).

(p)    Business Days. If any time period for giving notice or taking action hereunder expires on a day that is a Saturday, Sunday, or holiday in the state in which the

Exhibit 10.1
Company’s principal executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday, or holiday.

(q)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(r)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

(s)    Section 409A of the Code. It is intended that the RSUs granted pursuant to this Agreement and the provisions of this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(t)    Language. If the Participant is resident in a country where English is not an official language, the Participant acknowledges and agrees that it is his or her express intent that this Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. Further, the Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement and any documents related to the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(u)    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement, the Grant Notice and any other grant materials by and among, as necessary and applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company, its Affiliates and/or the Employer may hold certain personal information about the Participant, specifically, the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the RSUs or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC and its affiliates or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant is employed outside the United States, the Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human

Exhibit 10.1
resources representative. The Participant authorizes the Company, the applicable stock plan service provider and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. If the Participant is employed outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, his or her service status and career will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

(v)    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet or third party website to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

* * * *

Exhibit 10.1
APPENDIX TO THE AGREEMENT

COUNTRY-SPECIFIC TERMS, CONDITIONS AND NOTIFICATIONS

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if the Participant resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Plan and/or the Agreement to which this Appendix is attached.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers to another country after the Grant Date, is a consultant, changes employment status to a consultant, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to the Participant. References to the Employer shall include any entity that engages the Participant’s services.

Notifications

This Appendix also includes information regarding securities, tax, and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is provided solely for the Participant’s convenience and is based on the securities, tax, and other laws in effect in the respective countries as of June 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date by the time the Participant vests in or receives Shares underlying the RSUs or sells any Shares.

In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the applicable laws in the Participant’s country may apply to his or her situation.

Finally, the Participant understands that if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfer to another country after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Participant in the same manner.

Exhibit 10.1
EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) AND THE UNITED KINGDOM

Data Privacy Notice. If the Participant resides and/or works in the EU/EEA or the United Kingdom, the following provision replaces Section 8(u) of the Agreement:

The Company, with its principal office at 95 Morton St., 8th Floor, New York, New York 10014, United States of America, is the controller responsible for the processing of the Participant’s personal data by the Company and the third parties noted below.

(a)    Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes and uses certain personal information about the Participant for the legitimate purpose of implementing, administering and managing the Plan and generally administering RSUs, specifically the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the RSUs or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”). In granting RSUs under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering RSUs and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under this Agreement and the Plan. The Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. As such, by accepting the RSUs, the Participant voluntarily acknowledges the Processing of his or her Personal Data as described herein.

(b)    Outside Service Providers. The Company and the Employer may transfer Personal Data to Fidelity Stock Plan Services, LLC and its affiliates, an independent service provider based in the United States of America (the “Plan Broker”), which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s Personal Data with another company that serves in a similar manner. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving the Participant’s Personal Data, if applicable, the Plan Broker provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. By accepting the RSUs, the Participant understands that the Plan Broker will Process the Participant’s Personal Data for the purposes of implementing, administering and managing the Participant’s participation in the Plan.

(c)    International Personal Data Transfers. The Plan and RSUs are administered in the United States of America, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States of America. When transferring Personal Data to the United States of America, the Company provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer

Exhibit 10.1
solutions. The Participant may request a copy of the appropriate safeguards with the Plan Broker or the Company by contacting the Participant’s human resources representative.

(d)    Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with Applicable Law.

(e)    Data Subject Rights. To the extent provided by law, the Participant has the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes,(ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in the Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant may contact the Participant’s human resources representative. The Participant also has the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan, in any case without cost, by contacting the Participant’s human resources representative in writing. The Participant’s provision of Personal Data is a contractual requirement. The Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the RSUs, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, the Participant may contact the Participant’s human resources representative in writing.

AUSTRALIA

Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to conditions in the Act).

CANADA

1.    Form of Settlement. Notwithstanding any provision in the Plan or Agreement to the contrary, the RSUs will be settled in Shares only, not cash.

2.    Securities Law Information. The Participant is permitted to sell Shares acquired under the Plan through the designated broker, if any, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

3.    Separation from Service. The following provision replaces Section 8(i)(x) of the Agreement:

For purposes of the RSUs, the Participant’s service is considered terminated as of the date the Participant is no longer actually employed or otherwise rendering service to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws or the terms of the

Exhibit 10.1
Participant’s employment or service contract, if any). Unless otherwise extended by the Company or expressly provided in the Agreement, the Participant’s right to vest in the RSUs, if any, will terminate effective as of such date (the “Termination Date”). The Termination Date will not be extended by any common law notice period. Notwithstanding the foregoing, however, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the RSUs under the Agreement, if any, will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of the Participant’s minimum statutory notice period.

In the event the date the Participant is no longer providing actual service cannot be reasonably determined under the terms of this Agreement and/or the Plan, the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the RSUs (including whether the Participant may still be considered to be providing service while on a leave of absence). Any portion of the RSUs that is not vested on the Termination Date shall terminate immediately and be null and void. Subject to the foregoing, unless the applicable employment standards legislation specifically requires, in the Participant’s case, the Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Participant’s service is terminated (as determined under this provision), nor will the Participant be entitled to any compensation for lost vesting.

The following provision applies to residents of Quebec:

4.    Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressément souhaité la rédaction en anglais du Contrat d’Attribution, ainsi que tous les documents exécutés, avis donnés et procédures judiciaires intentées, en vertu du, ou liés directement ou indirectement, au présent Contrat d’Attribution.

FRANCE

1.    Award Not French-Qualified. The RSUs are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.

2.    English Language Consent. The parties acknowledge and agree that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention (“Agreement”), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Exhibit 10.1

GERMANY

No country-specific provisions.

INDIA

Repatriation Requirements. The Participant expressly agrees to repatriate all dividends and sale proceeds attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws, rules or regulations.

ITALY

Plan Document Acknowledgment. In accepting the RSUs, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

More specifically, the Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Section 2 (Vesting); Section 3 (Settlement); Section 4 (Forfeiture); the data privacy provisions in the Appendix for Participants that reside and/or work in the EU/EEA and the United Kingdom; and the terms and conditions in this Appendix.

JAPAN

No country-specific provisions.

SINGAPORE

Securities Law Information. The grant of the RSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Participant should note that the RSUs are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale of the underlying Shares in Singapore, or any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made (i) after six (6) months from the date of grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Exhibit 10.1

SPAIN

1.    Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Agreement:

In accepting the RSUs, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted the RSUs under the Plan to individuals who may be employees of the Company and its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and the Shares acquired upon settlement of the RSUs shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of the RSUs shall be null and void.

The Participant understands and agrees that, as a condition of the grant of the RSUs, the Participant’s Separation from Service for any reason (including the reasons listed below) will automatically result in the loss of the RSUs to the extent the RSUs has not vested as of date that the Participant ceases active employment. In particular, the Participant understands and agrees that unless otherwise provided in the Agreement, any portion of the RSUs that is unvested as of the date the Participant ceases active employment will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. The Participant acknowledges that he or she has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a Separation from Service on the Participant’s RSUs.

2.    Securities Law Information. The RSUs and the Shares described in this Agreement do not qualify under Spanish regulations as securities. With respect to the grant of RSUs under the Plan, no “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

SWEDEN

Exhibit 10.1
Tax Withholding. The following provision shall supplement Section 6 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the Section 6 of the Agreement, in accepting the grant of the RSUs, the Participant authorizes the Company to withhold Shares otherwise deliverable to the Participant upon settlement of the RSUs or sell Shares issued upon settlement of the RSUs to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer has an obligation to withhold such Tax-Related Items.

UNITED KINGDOM

1.    Taxes. This provision shall supplement Section 6 of the Agreement:

Without limitation to Section 6 of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or executive officer and income tax due is not collected from or paid by the Participant by within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from the Participant at any time thereafter by any of the means referred to in Section 6 of the Agreement.

2.    Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the RSUs, whether or not as a result of a Separation from Service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the RSUs, the Participant will be deemed to have waived irrevocably any such entitlement.

* * * *

Exhibit 10.1
INTEGRAL AD SCIENCE HOLDING CORP.
MSU AWARD NOTICE

Pursuant to the terms and conditions of the Integral Ad Science Holding Corp. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), Integral Ad Science Holding Corp., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) an award of Market Stock Units (“MSUs”) set forth below. This award of MSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Market Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.

Type of Award:     Other Share-Based Award under Article X of the Plan.

Participant:                     [•]

Grant Date:     [•]

Vesting Commencement Date     [•]

Target Number of MSUs:     [•]

Base Price     the closing Share price on April 29, 2022

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement, and this Market Stock Unit Award Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan, and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice. You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan, or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Grant Notice as of the date first written above.

INTEGRAL AD SCIENCE HOLDING CORP.

By:
Name: Lisa Nadler
Title: Chief Human Resources Officer

[Participant]

[Signature Page to Market Stock Unit Award Notice]

Exhibit 10.1
INTEGRAL AD SCIENCE HOLDING CORP.
MSU AWARD AGREEMENT

THIS MSU AWARD AGREEMENT (this “Agreement”) is entered into by and between the Company and the Participant as of the Grant Date set forth in the Grant Notice to which this Agreement is attached. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan or in the Grant Notice.

WHEREAS, the Plan provides for the grant of Other Share-Based Awards; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its members to grant the Participant an Other Share-Based Award in the form of MSUs on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:

1.    Grant of MSUs.

(a)    Grant. The Company hereby grants to the Participant the number of Target MSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan.

(b)    Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

2.    Vesting. The MSUs shall be subject to both time and performance vesting based on the Payout Factor (as defined below). The MSUs will time-vest as follows: (i) twenty five percent (25%) of the Award on the first anniversary of the Vesting Commencement Date, and (ii) the remaining seventy-five percent (75%) of the Award in equal installments every three months thereafter for a period of three years, in each case, subject to the Participant not incurring a Separation from Service prior to the applicable vesting date. The actual number of MSUs earned will be determined on each vesting date by multiplying the number of MSUs that time-vested on such vesting date by the applicable “Payout Factor.” The “Payout Factor” is the average Share price for the 10 trading days immediately preceding the applicable vesting date divided by the Base Price. The Payout Factor shall be rounded to the nearest hundredth (two places after the decimal), except that if the Payout Factor is more than 2.25, then the Payout Factor shall equal 2.25, and if the Payout Factor is less than 0.60, the Payout Factor shall equal 0.00.

3.    Settlement. The Company shall issue one Share to the Participant for each MSU that becomes vested hereunder within 30 days following the date on which such MSU becomes vested. Notwithstanding the foregoing, if the Participant is employed and/or resides outside of the United States, the Company, in its sole discretion, may provide for the settlement of the MSUs in the form of (a) a cash payment (in an amount equal to the Fair Market Value of the Shares that correspond to the vested MSUs) to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require the Participant, or the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in the Participant’s country of employment and/or residency, (iii) would result in adverse tax consequences for the Participant or the Company or any of its Affiliates or (iv) is administratively burdensome; or (b) Shares, but require the Participant to sell such Shares immediately or within a specified period following the Participant’s Separation from Service (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf).

4.    Forfeiture. If, prior to the settlement of the MSUs as set forth in Section 3, (a) the Participant incurs a Separation from Service for any reason, (b) the Participant materially breaches this Agreement, or (c) the Participant fails to meet the tax withholding obligations described in Section 7, the Participant shall immediately and automatically forfeit all of the Participant’s rights in respect of the MSUs; provided that, in the event the Participant experiences a Separation from Service due to (x) a termination of the Participant’s employment by the Company without Cause (and not due to the Participant’s death or

Exhibit 10.1
Disability) or (y) the Participant’s resignation for Good Reason (as defined below), any MSUs that would have been eligible to vest during the six month period following such Separation from Service shall remain outstanding and continue to be eligible to vest and settle in accordance with the terms of this Agreement (for the avoidance of doubt, any MSUs that have not vested at the conclusion of such six-month period shall be forfeited). As used herein, “Good Reason” has the meaning attributed to such term in an employment agreement or similar agreement between the Participant and the Company; provided that, if such agreement does not include such term, “Good Reason” means the Participant’s voluntary termination of employment with the Company if there should occur without the Participant’s written consent: (i) a material, adverse change in the Participant’s duties or responsibilities with the Company; (ii) any reduction in the Participant’s then current base salary that is not implemented in conjunction with a general decrease affecting the executive management team; (iii) the material breach by the Company of this Agreement or any employment agreement between the Participant and the Company; or (iv) relocation of the Participant’s primary place of work by more than 50 miles; provided, however, that in each case above, the Participant must (a) first provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such event, specifying the basis for the Participant’s belief that the Participant is entitled to terminate the Participant’s employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within 30 days following the Participant’s delivery to the Company of such written notice, and (c) actually resign the Participant’s employment within 30 days following the expiration of the Company’s 30 day cure period.

5.    Change in Control. If the Award is not assumed or replaced in the event of a Change in Control, 100% of any then-unvested MSUs shall immediately become fully time-vested and non-forfeitable on the date of such Change in Control and the actual number of MSUs earned will be determined on the date of the Change in Control by multiplying (x) the number of then-unvested MSUs by (y) the average Share price for the 10 trading days immediately preceding the date of the Change in Control divided by the Base Price (such result will be capped at 2.25 and will have a minimum of 1.0) (the “Change in Control Payout Factor”). If the Award is assumed or replaced in the event of a Change in Control, then (i) any then-unvested MSUs shall be converted based on the Change in Control Payout Factor and shall continue to time-vest in accordance with the schedule set forth in Section 2 (the “Converted Award”) and (ii) in the event the Participant incurs a Separation from Service due to a termination of the Participant’s employment by the Company without Cause (and not due to the Participant’s death or Disability) or due to the Participant’s resignation for Good Reason, in each case, within six months following such Change in Control, 100% of any then-unvested portion of the Converted Award shall immediately vest on the date of such Separation from Service.

6.    Rights as Stockholder; Dividend Equivalents. Until such time as the MSUs have been settled pursuant to Section 3, the Participant shall have no rights as a stockholder, including, without limitation, any right to dividends or other distributions or any right to vote. Notwithstanding the foregoing, if the Company declares any cash dividend the record date of which occurs while the MSUs are outstanding, the Participant shall be credited a dividend equivalent in an amount equal to the dividend that would have been paid on the target number of Shares underlying the MSUs had such shares been outstanding on such record date. Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying MSU with respect to which they accrue, and shall, if the underlying MSU vests, be paid in cash on the date on which such MSU is settled in accordance with Section 3. For purposes of clarity, if the MSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the dividend equivalents, if any, accrued with respect to such forfeited MSUs. No interest will accrue on the dividend equivalents between the declaration and payment of the applicable dividends and the settlement of the dividend equivalents.

7.    Taxes.

(a)    The Participant acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Affiliate that employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant even if technically due by the Company or an Affiliate (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the MSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of

Exhibit 10.1
the MSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the MSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax- Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    To the extent that Tax-Related Items are payable, the Participant shall make arrangements satisfactory to the Company regarding the payment of any Tax-Related Items in respect of this Award or the Company may mandate the method for satisfying Tax-Related Items, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares (which is not subject to any pledge or other security interest), net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If the Participant fails to satisfy such Tax-Related Items, the Company may refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement. If such Tax-Related Items are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender approximately equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for Tax-Related Items that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. If the obligation for Tax-Related Items is satisfied through net settlement, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the MSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Participant will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may be able to seek a refund from the local tax authorities. In the event of under- withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.

(c)    The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

8.    Non-Transferability. The MSUs may not, at any time prior to being settled, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant, other than by will or by the laws of descent and distribution. Any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company.

9.    Miscellaneous.

(a)    Clawback. All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any Applicable Law related to such actions, as may be in effect from time to time. The Participant acknowledges and expressly agrees to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Grant Date (including the forfeiture, clawback, and detrimental conduct terms contained in Section 13.22 of the Plan as of the Grant Date (and any successor terms)), and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

Exhibit 10.1

(b)    Compliance with Laws. The grant of MSUs and the issuance of Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act, and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation, or exchange requirement applicable thereto. No shares of Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, shares of Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Common Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

(c)    Not a Public Offering. If the Participant is employed or resident outside the United States, the grant of the MSUs is not intended to be a public offering of securities in the Participant’s country of employment (or country of residence, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the MSUs is not subject to the supervision of the local securities authorities.

(d)    Insider Trading; Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., MSUs) or rights linked to the value of Shares, during such times the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and that the Participant should therefore consult his or her personal advisor on this matter.

(e)    Repatriation; Compliance with Law. The Participant agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Participant’s country of employment (and country of residence, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and/or regulations in the Participant’s country of employment (and country of residence, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and/or regulations in his or her country of employment (and country of residence, if different).

(f)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, and heirs of the Participant.

Exhibit 10.1
(g)    Waiver; Amendment. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach. This Agreement may be amended at any time by the Committee, except that no amendment may, without the Participant’s consent, materially impair the Participant’s rights under the Award.

(h)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(i)    Nature of Grant. In accepting the MSUs, the Participant acknowledges and agrees that:

(i)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(ii)    the grant of the MSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of MSUs, or benefits in lieu of MSUs, even if MSUs or other awards have been granted in the past;

(iii)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(iv)    the Participant’s participation in the Plan is voluntary;

(v)    the MSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any of its Affiliates and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate the Participant’s employment relationship (as otherwise may be permitted under local law);

(vi)    unless otherwise agreed with the Company, the MSUs and any Shares acquired upon settlement of the MSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Subsidiary or Affiliate;

(vii)    the MSUs and any Shares acquired under the Plan and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any of their Affiliates;

(viii)    the future value of the Shares underlying the MSUs is unknown, indeterminable, and cannot be predicted with certainty;

(ix)    no claim or entitlement to compensation or damages shall arise from forfeiture of the MSUs resulting from the Participant’s Separation from Service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the MSUs, the Participant agrees not to institute any claim against the Company or the Employer;

(x)    for purposes of the MSUs, the Participant’s employment will be considered terminated as of the date the Participant is no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or service agreement, if any), and unless otherwise determined by the Company, the Participant’s right to vest in the MSUs will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar

Exhibit 10.1
period mandated under employment laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or service agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of his or her Award (including whether the Participant may still be considered to be providing service while on a leave of absence);

(xi)    the MSUs and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the MSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(xii)    if the Participant’s local currency is different than the U.S. dollar, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the MSUs or any amounts due to the Participant pursuant to the settlement of the MSUs or the subsequent sale of any Shares acquired upon settlement of the MSUs.

(j)    Unfunded Plan. The award of MSUs is unfunded and the Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligations, if any, to issue Shares pursuant to this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.

(k)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the MSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(l)    Entire Agreement. This Agreement, the Grant Notice, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations with respect thereto.

(m)    Bound by the Plan. By signing this Agreement, the Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. In the event of any conflict between the Plan and this Agreement, this Agreement shall control.

(n)    Governing Law. The Participant acknowledges and expressly agrees to the governing law terms of Section 13.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 13.10 of the Plan (and any successor terms).

(o)    Business Days. If any time period for giving notice or taking action hereunder expires on a day that is a Saturday, Sunday, or holiday in the state in which the Company’s principal executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday, or holiday.

(p)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(q)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

(r)    Section 409A of the Code. It is intended that the MSUs granted pursuant to this Agreement and the provisions of this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement shall be construed and

Exhibit 10.1
interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(s)    Language. If the Participant is resident in a country where English is not an official language, the Participant acknowledges and agrees that it is his or her express intent that this Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the MSUs be drawn up in English. Further, the Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement and any documents related to the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(t)    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement, the Grant Notice and any other grant materials by and among, as necessary and applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company, its Affiliates and/or the Employer may hold certain personal information about the Participant, specifically, the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the MSUs or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC and its affiliates or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant is employed outside the United States, the Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the applicable stock plan service provider and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. If the Participant is employed outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, his or her service status and career will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the MSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

(u)    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet or third party website to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for

Exhibit 10.1
an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

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